Exhibit 4.1

Vox Royalty Corp.

OMNIBUS LONG-TERM INCENTIVE PLAN

June 8, 2023

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS		1
1.01	Definitions.	1

ARTICLE 2 – PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS		6
2.01	Purpose of the Plan.	6
2.02	Implementation and Administration of the Plan	6
2.03	Delegation to Committee	6
2.04	Eligible Participants.	6
2.05	Shares Subject to the Plan.	7
2.06	Participation Limits.	7
2.07	Additional TSXV Limits.	7

ARTICLE 3 – OPTIONS		8
3.01	Nature of Options.	8
3.02	Option Awards.	8
3.03	Exercise Price.	9
3.04	Expiry Date; Blackout Period.	9
3.05	Exercise of Options.	9
3.06	Method of Exercise and Payment of Purchase Price	9

ARTICLE 4 – DEFERRED SHARE UNITS		10
4.01	Nature of DSUs.	10
4.02	DSU Awards	11
4.03	Redemption of DSUs.	11

ARTICLE 5 – SHARE UNITS		12
5.01	Nature of Share Units.	12
5.02	Share Unit Awards.	12
5.03	Restriction Period Applicable to Share Units.	13
5.04	Performance Criteria and Performance Period Applicable to PSU Awards	13
5.05	Share Unit Vesting Determination Date.	13
5.06	Settlement of Share Unit Awards.	13
5.07	Determination of Amounts.	14

ARTICLE 6 – GENERAL CONDITIONS		15
6.01	General Conditions applicable to Awards.	15
6.02	Termination of Employment.	16
6.03	Unfunded Plan.	17

ARTICLE 7 – ADJUSTMENTS AND AMENDMENTS		17
7.01	Adjustment to Shares Subject to Outstanding Awards.	17
7.02	Amendment or Discontinuance of the Plan.	18
7.03	Change of Control.	20

ARTICLE 8 – MISCELLANEOUS		21
8.01	[Intentionally Deleted].	21
8.02	Compliance and Award Restrictions.	21
8.03	Use of an Administrative Agent and Trustee.	22
8.04	Tax Withholding.	22
8.05	Reorganization of the Corporation.	23
8.06	Governing Laws.	23
8.07	Compliance with Laws of Other Jurisdictions	23
8.08	Severability.	23
8.09	Effective Date of the Plan	23

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VOX ROYALTY CORP.

OMNIBUS LONG-TERM INCENTIVE PLAN

Vox Royalty Corp. (the “Corporation”) hereby establishes an Omnibus Long- Term Incentive Plan for certain qualified directors, officers, employees, consultants and management company employees providing ongoing services to the Corporation and its Affiliates (as defined herein) that can have a significant impact on the Corporation’s long-term results.

ARTICLE 1 – DEFINITIONS

1.01  Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Affiliates” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

“Awards” means Options, DSUs, RSUs and PSUs granted to a Participant pursuant to the terms of the Plan;

“Award Agreement” means an Option Agreement, DSU Agreement, RSU Agreement, PSU Agreement, or an Employment Agreement, as the context requires;

“Black-Out Period” means the period of time required by applicable law when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by Insiders or other specified persons;

“Board” means the board of directors of the Corporation as constituted from time to time;

“Broker” has the meaning ascribed thereto in Section 8.04(2) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Toronto, Ontario, Canada for the transaction of banking business;

“Cancellation” has the meaning ascribed thereto in Section 2.05(1) hereof;

“Cash Equivalent” means in the case of Share Units or DSUs, the amount of money equal to the Market Value multiplied by the number of vested Share Units or DSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 8.04, on the Share Unit Settlement Date or the date of the DSU Redemption Notice, as applicable;

“Change of Control” means unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities entitled to vote in the election of directors of the Corporation, other than any such acquisition that occurs (A) upon the exercise or settlement of options or other securities granted by the Corporation under any of the Corporation’s equity incentive plans; or (B) as a result of the conversion of the multiple voting shares in the capital of the Corporation into Shares;

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;

(c)	the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a person other than a person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition, other than a sale, lease, exchange, license or other disposition to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Corporation in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such sale, lease, exchange, license or other disposition;

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets of the Corporation or wind up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such rearrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and the shareholdings remain substantially the same following the re-arrangement); or

(e)	individuals who, on the effective date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder;

“Code of Ethics” means any code of ethics adopted by the Corporation, as modified from time to time;

“Corporation” means Vox Royalty Corp., a corporation existing under the laws of Ontario, as amended from time to time;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 4 hereof;

“DSU Agreement” means a written notice from the Corporation to a Participant evidencing the grant of DSUs and the terms and conditions thereof, substantially in the form set out in Appendix D or such other form as the Board may approve from time to time;

“DSU Redemption Deadline” has the meaning ascribed thereto in Section 4.03(1) hereof;

“DSU Redemption Notice” has the meaning ascribed thereto in Section 4.03(1) hereof;

“Eligible Participants” has the meaning ascribed thereto in Section 2.04(1) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or an Subsidiary and such Participant;

“Exchange Policy” means (i) if the Corporation is listed on the TSXV, the TSXV Corporate Finance Policies, or (ii) if the Corporation is listed on the TSX, the rules and policies included in the TSX Company Manual; and

“Exercise Notice” has the meaning ascribed thereto in Section 3.06(1);

“Exercise Price” has the meaning ascribed thereto in Section 3.03 hereof;

“Expiry Date” has the meaning ascribed thereto in Section 3.04 hereof;

“Grant Date” means the date specified in an Award Agreement as the date on which an Award is granted.

“Insider” has the meaning given to such term in the applicable Exchange Policy, as amended, supplemented or replaced from time to time;

“Investor Relations Activities” has the meaning given to such term in the applicable Exchange Policy, as amended, supplemented or replaced from time to time;

“Market Value” means at any date when the market value of Shares of the Corporation is to be determined, the volume weighted average trading price of the Shares on the five Trading Days prior to the determination date on the principal stock exchange on which the Shares are listed, or such volume weighted average trading price of the Shares as determined solely by the Board, acting reasonably and in good faith;

“Nasdaq” means the Nasdaq Stock Market, LLC;

“Non-Employee Directors” means members of the Board who, at the time of execution of an Award Agreement, if applicable, and at all times thereafter while they continue to serve as a member of the Board, are not officers, senior executives or other employees of the Corporation or a Subsidiary, consultants or service providers providing ongoing services to the Corporation or its Affiliates;

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, but subject to the provisions hereof;

“Option Agreement” means a written notice from the Corporation to a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form set out in 0, or such other form as the Board may approve from time to time;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained to reflect each Participant’s participation in DSUs, RSUs and/or PSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or of its Affiliates, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 5.04 hereof;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Long-Term Incentive Plan, as amended and restated from time to time;

“PSU” means a right awarded to a Participant to receive a payment as provided in Article 5 hereof and subject to the terms and conditions of this Plan;

“PSU Agreement” means a written notice from the Corporation to a Participant evidencing the grant of PSUs and the terms and conditions thereof, substantially in the form of Appendix “C”, or such other form as the Board may approve from time to time;

“Restriction Period” means the period determined by the Board pursuant to Section 5.03 hereof;

“RSU” means a right awarded to a Participant to receive a payment as provided in Article 5 hereof and subject to the terms and conditions of this Plan;

“RSU Agreement” means a written notice from the Corporation to a Participant evidencing the grant of RSUs and the terms and conditions thereof, substantially in the form of Appendix “B”, or such other form as the Board may approve from time to time;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more employees, directors, officers or insiders of the Corporation or a Subsidiary. For greater certainty, a “Share Compensation Arrangement” does not include a security based compensation arrangement used as an inducement to person(s) or company(ies) not previously employed by and not previously an insider of the Corporation;

“Shares” means the common shares in the capital of the Corporation;

“Share Unit” means a RSU or PSU settled in Shares, as the context requires;

“Share Unit Settlement Date” has the meaning determined in Section 5.06(1)(a);

“Share Unit Settlement Notice” means a notice by a Participant to the Corporation electing to receive settlement of vested RSUs or PSUs;

“Share Unit Vesting Determination Date” has the meaning described thereto in Section 5.05 hereof;

“Stock Exchange” means Nasdaq, the TSXV or the TSX, as applicable from time to time;

“Subsidiary” means a corporation, company, partnership or other body corporate that is controlled, directly or indirectly, by the Corporation;

“Successor Corporation” has the meaning ascribed thereto in Section 7.01(3) hereof;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means the date on which a Participant ceases to be an Eligible Participant;

“Trading Day” means any day on which the Stock Exchange is opened for trading;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code or for whom an Award is otherwise subject to taxation under the Code.

ARTICLE 2 – PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

2.01  Purpose of the Plan.

The purpose of this Plan is to advance the interests of the Corporation by: (i) providing Eligible Participants with additional incentives; (ii) encouraging stock ownership by such Eligible Participants; (iii) increasing the proprietary interest of Eligible Participants in the success of the Corporation; (iv) promoting growth and profitability of the Corporation; (v) encouraging Eligible Participants to take into account long-term corporate performance; (vi) rewarding Eligible Participants for sustained contributions to the Corporation and/or significant performance achievements of the Corporation; and (vii) enhancing the Corporation’s ability to attract, retain and motivate Eligible Participants.

2.02  Implementation and Administration of the Plan

(1) Subject to Section 2.03, this Plan will be administered by the Board.

(2) Subject to the terms and conditions set forth in this Plan, the Board is authorized to provide for the granting, exercise and method of exercise of Awards, all at such times and on such terms (which may vary between Awards granted from time to time) as it determines. In addition, the Board has the authority to (i) construe and interpret this Plan and all certificates, agreements or other documents provided or entered into under this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board will be binding on all Participants and on their legal, personal representatives and beneficiaries.

(3) No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Plan, any Award Agreement or other document or any Awards granted pursuant to this Plan.

(4) The day-to-day administration of the Plan may be delegated to such committee of the Board and/or such officers and employees of the Corporation as the Board determines from time to time.

(5) Subject to the provisions of this Plan, the Board has the authority to determine the limitations, restrictions and conditions, if any, applicable to the exercise of an Award.

2.03  Delegation to Committee

Notwithstanding Section 2.02 or any other provision contained in this Plan, the Board has the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board. In such circumstances, all references to the Board in this Plan include reference to such committee and/or member of the Board, as applicable.

2.04  Eligible Participants.

(1) The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be the directors, officers, senior executives, consultants, management company employees and other employees of the Corporation or a Subsidiary, providing ongoing services to the Corporation and its Affiliates.

(2) Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship, employment or appointment with the Corporation.

(3) Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Corporation.

(4) For Awards granted to employees, consultants or management company employees, the Corporation and the recipient of the Award are responsible for ensuring and confirming that the Persons who receive such Awards are bona fide employees, consultants or management corporation employees of the Corporation or a Subsidiary, as the case may be.

2.05  Shares Subject to the Plan.

(1) Subject to adjustment pursuant to provisions of Article 7 hereof, the total number of Shares reserved and available for grant and issuance pursuant to Awards under the Plan shall not exceed 10% of the total issued and outstanding Shares from time to time. For the purposes of this Section 2.05(1), in the event that the Corporation cancels or purchases to cancel any of its issued and outstanding Shares (“Cancellation”) and as a result of such Cancellation the Corporation exceeds the limit set out in this Section 2.07(1)(g), no approval of the Corporation’s shareholders will be required for the issuance of Shares on the exercise of any Options which were granted prior to such Cancellation.

(2) Shares in respect of which an Award is granted under the Plan, but not exercised prior to the termination of such Award or not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, shall be available for Awards to be granted thereafter pursuant to the provisions of the Plan. All Shares issued pursuant to the exercise or the vesting of the Awards granted under the Plan shall be so issued as fully paid and non-assessable Shares.

2.06  Participation Limits.

(1) [Intentionally deleted].

(2) Subject to adjustment pursuant to provisions of Article 7 hereof, the aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed 10% of the total issued and outstanding Shares from time to time. Any Awards granted pursuant to the Plan, prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in this Section 2.06(2).

2.07  Additional TSXV Limits.

(1) In addition to the requirements in Section 2.05 and Section 2.06, subject to Section 5.02(5), and notwithstanding any other provision of this Plan, at all times when the Corporation is listed on the TSXV:

(a)	No Award may vest before the date that is one year following the date it is granted or issued;

(b)	the total number of Shares which may be reserved for issuance to any one Eligible Participant under the Plan together with all of the Corporation’s other previously established or proposed share compensation arrangements shall not exceed 5% of the issued and outstanding Shares on the Grant Date (on a non- diluted basis);

(c)	the aggregate number of Awards granted to any one Eligible Participant in any 12-month period must not exceed 5% of the issued and outstanding Shares, calculated on the Grant Date (on a non-diluted basis);

(d)	the aggregate number of Awards to any one Eligible Participant that is a consultant of the Corporation in any 12-month period must not exceed 2% of the issued Shares calculated at the first such Grant Date;

(e)	the aggregate number of Options to all persons retained to provide Investor Relations Activities must not exceed 2% of the issued Shares in any 12-month period calculated at the first such Grant Date (and including any Eligible Participant that performs Investor Relations Activities and/or whose role or duties primarily consist of Investor Relations Activities);

(f)	Options granted to any person retained to provide Investor Relations Activities must vest in a period of not less than 12 months from the date of grant of the Award; and

(g)	the aggregate number of Shares issuable to all Eligible Participants under the Plan must not exceed 10% of the total issued and outstanding Shares from time to time.

(2) At all times when the Corporation is listed on the TSXV, the Corporation shall seek TSXV and disinterested shareholder approval for this Plan for any increase in the number of Shares available under the Plan pursuant to Section 2.07(1)(g) in conformity with TSXV Policy 4.4, except such increases which result by operation of Section 2.05 and in the event of an adjustment pursuant to Article 7.

ARTICLE 3 – OPTIONS

3.01  Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, subject to the provisions hereof.

3.02  Option Awards.

(1) The Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) determine the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Exercise Price”), (iv) determine the relevant vesting provisions (including Performance Criteria, if applicable) and (v) determine the Expiry Date, the whole subject to the terms and conditions prescribed in this Plan, in any Option Agreement and any applicable rules of the Stock Exchange.

(2) Subject to the terms of any Employment Agreement or other agreement between the Participant and the Corporation, or the Board expressly providing to the contrary, and except as otherwise provided in a Option Agreement, each Option shall vest as to 1/2 on the first anniversary date of the grant and 1/2 on the second anniversary of the date of grant.

3.03  Exercise Price.

The Exercise Price for Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

3.04  Expiry Date; Blackout Period.

Subject to Section 7.02, each Option must be exercised no later than ten years after the date the Option is granted or such shorter period as set out in the Participant’s Option Agreement, at which time such Option will expire (the “Expiry Date”). Notwithstanding any other provision of this Plan, each Option that would expire during or within ten Business Days immediately following a Black-Out Period shall expire on the date that is ten Business Days immediately following the expiration of the Black-Out Period. Where an Option will expire on a date that falls immediately after a Black-Out Period, and for greater certainty, not later than ten Business Days after the Black-Out Period, then the date such Option will expire will be automatically extended by such number of days equal to ten Business Days less the number of Business Days after the Black-Out Period that the Option expires.

3.05  Exercise of Options.

(1) Subject to the provisions of this Plan, a Participant shall be entitled to exercise an Option granted to such Participant, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

(2) Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board may determine in its sole discretion.

(3) No fractional Shares will be issued upon the exercise of Options granted under this Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment pursuant to Section 7.01, such Participant will only have the right to acquire the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.06  Method of Exercise and Payment of Purchase Price

(1) Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.05 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering an exercise notice substantially in the form appended to the Option Agreement (an “Exercise Notice”) to the Corporation in the form and manner determined by the Board from time to time, together with a bank draft, certified cheque, wire transfer or other form of payment acceptable to the Corporation in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and, if alternative arrangements have not been made with the Corporation, any applicable tax withholdings.

(2) In addition, in lieu of exercising any vested Option in the manner described in Section 3.06(1) or Section 8.04, and pursuant to the terms of this Section 3.06(2) but subject to Section 3.05(3), a Participant may, by surrendering an Option (“Surrender”) with a properly endorsed notice of Surrender to the Corporate Secretary of the Corporation, substantially in the form appended to the Option Agreement (a “Surrender Notice”), elect to receive that number of Shares calculated using the following formula, subject to acceptance of such Surrender Notice by the Board and provided that arrangements satisfactory to the Corporation have been made to pay any applicable withholding taxes:

X = (Y * (A-B)) / A

Where:

X = the number of Shares to be issued to the Participant upon surrendering such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued;

Y = the number of Shares underlying the Options to be Surrendered;

A = the Market Value of the Shares as at the date of the Surrender; and

B = the Exercise Price of such Options.

(3) No share certificates shall be issued and no person shall be registered in the share register of the Corporation as the holder of Shares until actual receipt by the Corporation of an Exercise Notice and payment for the Shares to be purchased, including applicable withholding taxes.

(4) Upon the exercise of an Option pursuant to Section 3.06(1) or Section 3.06(2), the Corporation shall, as soon as practicable after such exercise but no later than ten Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to deliver to the Participant (or as the Participant may otherwise direct) such number of Shares as the Participant shall have then paid for and as are specified in such Exercise Notice and Surrender Notice, as applicable.

ARTICLE 4 – DEFERRED SHARE UNITS

4.01  Nature of DSUs.

A DSU is a unit granted to Non-Employee Directors (or such other Eligible Participants as determined by the Board) representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Board may determine at the time of grant.

4.02  DSU Awards.

(1) Subject to the Corporation’s director compensation policy determined by the Board from time to time, the Board may designate all or a portion a director’s annual retainer fee to be paid in the form of a grant of DSUs in each fiscal year. The number of DSUs shall be calculated as the amount of the director’s annual retainer fee designated to be paid by way of DSUs divided by the Market Value on the relevant Date of Grant (as the term is defined in the relevant DSU Agreement). At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

(2) Each DSU must be confirmed by a DSU Agreement that sets forth the terms, conditions and limitations for each DSU and may include, without limitation, the terms of the DSUs and the provisions applicable on a Termination Date, and shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory authority.

(3) Any DSUs that are awarded to an Eligible Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(4) Subject to conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded to an Eligible Participant shall entitle the Eligible Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on redemption.

4.03  Redemption of DSUs.

(1) Each Eligible Participant shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the date that is not later than the 90th day following the Termination Date, or such shorter redemption period set out in the relevant DSU Agreement (the “DSU Redemption Deadline”), by providing a written notice of settlement to the Corporation setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the “DSU Redemption Notice”). In the event of the death of a Eligible Participant, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Eligible Participant.

(2) If a DSU Redemption Notice is not received by the Corporation on or before the DSU Redemption Deadline, the Eligible Participant shall be deemed to have delivered a DSU Redemption Notice on the DSU Redemption Deadline and, if not otherwise set out in the DSU Agreement, the Board shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to Eligible Participant, administrator or liquidator of the estate of the Eligible Participant, as applicable.

(3) Subject to Section 8.4 and the DSU Agreement, settlement of DSUs shall take place promptly following the Corporation’s receipt or deemed receipt of the DSU Redemption Notice through:

(a)	in the case of settlement DSUs for their Cash Equivalent, delivery of bank draft, certified cheque, wire transfer or other acceptable form of payment to the Eligible Participant representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares, delivery of Shares to the Eligible Participant; or

(c)	in the case of settlement of DSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

ARTICLE 5 – SHARE UNITS

5.01  Nature of Share Units.

A Share Unit is an Award entitling the recipient to Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

5.02  Share Unit Awards.

(1) Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs and/or PSUs under the Plan, (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs and/or PSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs and/or PSUs, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2) Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement and/or PSU Agreement, the Board shall determine whether each RSU and/or PSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

(3) Share Units shall be settled by the Company at the direction of the Participant at any time beginning on the first Business Day following their Share Unit Vesting Determination Date but no later than the Share Unit Settlement Date.

(4) Unless otherwise specified in the RSU Agreements, one-third of RSUs awarded pursuant to a RSU Agreement shall vest on each of the first three anniversaries of the date of grant.

(5) Notwithstanding any other provision of this Plan, at all times when the Corporation is listed on the TSXV, no person retained to provide Investor Relations Activities shall receive any grant of Share Units in compliance with TSXV Policy 3.4.

5.03  Restriction Period Applicable to Share Units.

The applicable restriction period in respect of a particular Share Unit shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the relevant services with respect to the Award were rendered by the Participant (“Restriction Period”). For example, the Restriction Period where the relevant services were rendered by the Participant in June 2023 shall end no later than December 31, 2025. Subject to the Board’s determination, any vested Share Units with respect to a Restriction Period will be paid to Participants in accordance with Article 5, no later than the end of the Restriction Period. Unless otherwise determined by the Board, all unvested Share Units shall be cancelled on the Share Unit Vesting Determination Date (as such term is defined in Section 5.05) and, in any event, no later than the last day of the Restriction Period.

5.04  Performance Criteria and Performance Period Applicable to PSU Awards.

(1) For each award of PSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the PSUs held by such Participant (the “Performance Period”), provided that such Performance Period may not expire after the end of the Restriction Period, being no longer than three years after the calendar year in which the relevant services were rendered with respect to the Award. For example, a Performance Period determined by the Board to be for a period of three financial years will start on the first day of the financial year in which the award is granted and will end on the last day of the second financial year after the year in which the grant was made. In such a case, for a grant made on January 3, 2024, the Performance Period will start on January 1, 2024 and will end on December 31, 2026.

(2) For each award of PSUs, the Board shall establish any Performance Criteria and other vesting conditions in order for a Participant to be entitled to receive Shares in exchange for his or her PSUs.

5.05  Share Unit Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU and/or PSU have been met (the “Share Unit Vesting Determination Date”), and as a result, establishes the number of RSUs and/or PSUs that become vested, if any. For greater certainty, the Share Unit Vesting Determination Date in respect of Share Units must fall after the end of the Performance Period, if applicable, but no later than the last day of the Restriction Period.

5.06  Settlement of Share Unit Awards.

(1) Subject to the terms of any Employment Agreement or other agreement between the Participant and the Corporation, or the Board expressly providing to the contrary, and except as otherwise provided in a RSU Agreement and/or PSU Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of a Share Unit are satisfied:

(a)	all of the vested Share Units covered by a particular grant may, subject to Section 5.06(4), be settled at any time beginning on the first Business Day following their Share Unit Vesting Determination Date but no later than the last day of the Restriction Period (the “Share Unit Settlement Date”); and

(b)	a Participant has delivered to the Corporation, on or before the Share Unit Settlement Date, a Share Unit Settlement Notice in respect of any or all vested Share Units held by such Participant.

(2) Subject to Section 5.06(4), settlement of Share Units shall take place promptly following the Share Unit Settlement Date and take the form set out in the Share Unit Settlement Notice through:

(a)	in the case of settlement of Share Units for their Cash Equivalent, delivery of a bank draft, certified cheque, wire transfer or other acceptable form of payment to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of Share Units for Shares, delivery of Shares to the Participant; or

(c)	in the case of settlement of the Share Units for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(3) If a Share Unit Settlement Notice is not received by the Corporation on or before the Share Unit Settlement Date, settlement shall take the form of Shares issued from treasury as set out in Section 5.07(2).

(4) Notwithstanding any other provision of this Plan, in the event that a Share Unit Settlement Date falls during a Black-Out Period and the Participant has not delivered a Share Unit Settlement Notice, then such Share Unit Settlement Date shall be automatically extended to the tenth Business Day following the date that such Black-Out Period is terminated. Where a Share Unit Settlement Date falls immediately after a Black-Out Period, and for greater certainty, not later than ten Business Days after the Black-Out Period, then the Share Unit Settlement Date will be automatically extended by such number of days equal to ten Business Days less the number of Business Days that a Share Unit Settlement Date is after the Black-Out Period.

5.07  Determination of Amounts.

(1) Cash Equivalent of Share Units. For purposes of determining the Cash Equivalent of Share Units to be made pursuant to Section 5.06, such calculation will be made on the Share Unit Settlement Date and shall equal the Market Value on the Share Unit Settlement Date multiplied by the number of vested Share Units in the Participant’s Account which the Participant desires to settle in cash pursuant to the Share Unit Settlement Notice.

(2) Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a Participant upon settlement of Share Units pursuant to Section 5.06, such calculation will be made on the Share Unit Settlement Date and be the whole number of Shares equal to the whole number of vested Share Units then recorded in the Participant’s Account which the Participant desires to settle pursuant to the Share Unit Settlement Notice. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan in respect of such Share Units settled for Shares shall be satisfied in full by such issuance of Shares.

ARTICLE 6 – GENERAL CONDITIONS

6.01  General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1) Employment. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(2) Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person’s name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person’s name on the share register for the Shares.

(3) Conformity to Plan. In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4) Non Transferability. Except as set forth herein, Awards are not transferable or assignable. Awards may be exercised only by:

(a)	the Participant to whom the Awards were granted; or

(b)	with the Corporation’s prior written approval and subject to such conditions as the Corporation may stipulate, such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant; or

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person’s own name or in the person’s capacity as a legal representative.

6.02  Termination of Employment.

(1) Subject to a written Employment Agreement of a Participant and as otherwise determined by the Board, each Share Unit, DSU and Option shall be subject to the following conditions:

(a)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “cause”, all unexercised vested or unvested Share Units, DSUs and Options granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s Code of Ethics and any reason determined by the Corporation to be cause for termination.

(b)	Retirement or Resignation. In the case of a Participant’s retirement or resignation, provided that Board consent is given in writing, any unvested Share Units, DSUs and/or Options held by the Participant as at the Termination Date will continue to vest in accordance with their vesting schedules, and all vested Share Units, DSUs and Options held by the Participant at the Termination Date may be exercised until the earlier of the expiry date of such Share Units, DSUs and Options. following the Termination Date, provided that if the Participant is determined to have breached any post-employment restrictive covenants in favour of the Corporation, then any Share Units, DSUs and/or Options held by the Participant, whether vested or unvested, will immediately expire and the Participant shall pay to the Corporation any “in-the-money” amounts realized upon exercise of Share Units, DSUs and/or Options following the Termination Date.

(c)	Resignation. In the case of a Participant ceasing to be an Eligible Participant due to such Participant’s resignation, subject to any later expiration dates determined by the Board (provided that such expiration dates may be no later than one year from the effective date of such resignation), all Share Units, DSUs and Options shall expire on the earlier of ninety days after the effective date of such resignation, or the expiry date of such Share Unit, DSU or Option, to the extent such Share Unit, DSU or Option was vested and exercisable by the Participant on the effective date of such resignation and all unexercised unvested Share Units, DSUs and/or Options granted to such Participant shall terminate on the effective date of such resignation.

(d)	Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for “cause”, resignation or death) the number of Share Units, DSUs and/or Options that may vest is subject to pro ration over the applicable vesting or performance period and shall expire on the earlier of ninety (90) days after the effective date of the Termination Date, or the expiry date of such Share Units, DSUs and Options. For greater certainty, the pro ration calculation referred to above shall be net of previously vested Share Units, DSUs and/or Options.

(e)	Death. If a Participant dies while in his or her capacity as an Eligible Participant, all unvested Share Units, DSUs and Options will immediately vest and all Share Units, DSUs and Options will expire 180 days after the death of such Participant.

(f)	Change of Control. If a participant is terminated without “cause” or resigns for good reason during the 12 month period following a Change of Control, or after the Corporation has signed a written agreement to effect a change of control but before the change of control is completed, then any unvested Share Units, DSUs and/or Options will immediately vest and may be exercised prior to the earlier of 30 days of such date or the expiry date of such Options.

(2) For the purposes of this Plan, a Participant’s employment with the Corporation or an Affiliate is considered to have terminated effective on the last day of the Participant’s actual and active employment with the Corporation or Affiliate, whether such day is selected by agreement with the individual, unilaterally by the Corporation or Affiliate and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice, if any, or payment instead of notice that is given or that ought to have been given under applicable law, whether by statute, imposed by a court or otherwise, in respect of such termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment will be considered as extending the Participant’s period of employment for the purposes of determining his entitlement under this Plan.

(3) The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have settled or vested or accrued to the Participant after the date of cessation of employment or if working notice of termination had been given.

6.03  Unfunded Plan.

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

ARTICLE 7 – ADJUSTMENTS AND AMENDMENTS

7.01  Adjustment to Shares Subject to Outstanding Awards.

(1) In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(2) In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(3) If at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 7.01(1) or Section 7.01(2) hereof or, subject to the provisions of Section 7.02(3) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Participant shall be entitled to receive upon the subsequent exercise or vesting of Award, in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 7.02(3) hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Shares to which such Participant was immediately theretofore entitled upon such exercise or vesting of such Award.

(4) If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution to all holders of Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

7.02  Amendment or Discontinuance of the Plan.

(1) The Board may amend the Plan or any Award at any time without the consent of the Participants provided that such amendment shall:

(a)	not adversely alter or impair any Award previously granted except as permitted by the provisions of Article 7 hereof;

(b)	be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the Stock Exchange; and

(c)	be subject to shareholder approval, where required by law, the requirements of the Stock Exchange or the provisions of the Plan, provided that shareholder approval shall not be required for the following amendments and the Board may make any such amendments:

(i)	amendments of a general “housekeeping” or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Plan;

(ii)	changes that alter, extend or accelerate the terms of vesting or settlement applicable to any Award (other than in respect of any Options held by persons retained to provide Investor Relations Activities for which prior approval of the TSXV shall be required at all times when the Corporation is listed on the TSXV);

(iii)	a change to the Eligible Participants, except any material expansion of the class of Eligible Participants, under the Plan and assignability provisions under this Plan;

(iv)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(v)	any amendment to add or amend provisions relating to the granting of cash-settled awards, provision of financial assistance or clawbacks and any amendment to a cash-settled award, financial assistance or clawbacks provisions which are adopted;

(vi)	any amendment regarding the administration of this Plan;

(vii)	any amendment necessary to comply with applicable law or the requirements of the Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or the shareholders of the Corporation; and

(viii)	any other amendment that does not require the shareholder approval under Section 7.02(2).

(2) Notwithstanding Section 7.02(1)(c), the Board shall be required to obtain shareholder approval to make the following amendments:

(a)	any change to the maximum number of Shares issuable from treasury under the Plan, except such increase by operation of Section 2.05 and in the event of an adjustment pursuant to Article 7;

(b)	any amendment which reduces the exercise price of any Award held by an Insider, except in the case of an adjustment pursuant to Article 7;

(c)	any material increase in benefits to Participants, including any material change to: (i) permit a repricing (or decrease in exercise price) of outstanding Options, (ii) reduce the price at which Shares or Options to purchase shares may be offered, or (iii) extend the duration of the Plan;

(d)	any material expansion of the class of Eligible Participants to participate in the Plan;

(e)	any expansion in the types of Awards provided under the Plan;

(f)	any amendment that would permit the introduction or reintroduction of Non- Employee Directors as Eligible Participants on a discretionary basis or any amendment that increases the limits previously imposed on Non-Employee Director participation;

(g)	any amendment to remove or to exceed the insider participation limit set out in Section 2.06(2);

(h)	any amendment to the amendment provisions of the Plan.

At all times when the Corporation is listed on the TSXV, the shareholder approval referred to in Section 7.02(2)(b) above must be obtained on a “disinterested” basis in compliance with the policies of the TSXV.

(3) The Board may, subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Board.

(4) Notwithstanding any other provision of this Plan, at all times when the Corporation is listed on the TSXV:

(a)	the Corporation shall be required to obtain prior TSXV acceptance of any amendment to this Plan; and

(b)	The Corporation shall be required to obtain disinterested shareholder approval in compliance with the applicable policies of the TSXV for this Plan if, together with all of the Corporation’s previously established and outstanding equity compensation plans or grants, could permit at any time: (1) the aggregate number of Shares reserved for issuance under Awards granted to Insiders (as a group) at any point in time exceeding 10% of the issued Shares; and (2) the grant to Insiders (as a group), within a 12 month period, of an aggregate number of Awards exceeding 10% of the issued Shares, calculated at the date an Award is granted to any Insider.

7.03  Change of Control.

(1) Notwithstanding any other provision of this Plan, in the event of a Change of Control, the surviving, successor or acquiring entity shall assume any Awards or shall substitute similar options or share units for the outstanding Awards, as applicable. If the surviving, successor or acquiring entity does not assume the outstanding Awards or substitute similar options or share units for the outstanding Awards, as applicable, or if the Board otherwise determines in its discretion, the Corporation shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Change of Control and all Options, DSUs, RSUs and a specified number of PSUs shall be deemed to be vested and, unless otherwise exercised, settled, forfeited or cancelled prior to the termination of the Plan, shall expire or, with respect to DSUs, RSUs and PSUs be settled, immediately prior to the termination of the Plan. The number of PSUs which are deemed to be vested shall be determined by the Board, in its sole discretion, having regard to the level of achievement of the Performance Criteria prior to the Change of Control.

(2) In the event of a Change of Control, the Board has the power to: (i) make such other changes to the terms of the Awards as it considers fair and appropriate in the circumstances, provided such changes are not adverse to the Participants; (ii) otherwise modify the terms of the Awards to assist the Participants to tender into a takeover bid or other arrangement leading to a Change of Control, and thereafter; and (iii) terminate, conditionally or otherwise, the Awards not exercised or settled, as applicable, following successful completion of such Change of Control. If the Change of Control is not completed within the time specified therein (as the same may be extended), the Awards which vest pursuant to this Section 7.03 shall be returned by the Corporation to the Participant and, if exercised or settled, as applicable, the Shares issued on such exercise or settlement shall be reinstated as authorized but unissued Shares and the original terms applicable to such Awards shall be reinstated.

ARTICLE 8 – MISCELLANEOUS

8.01  [Intentionally Deleted].

8.02  Compliance and Award Restrictions.

(1) The Corporation’s obligation to issue and deliver Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Shares or obtaining approval of such regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Shares to listing on any stock exchange on which such Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Corporation shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which such Shares are then listed.

(2) The Participant agrees to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Corporation with such laws, rule and requirements, including all tax withholding and remittance obligations.

(3) No Awards will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Corporation.

(4) The Corporation is not obliged by any provision of this Plan or the grant of any Award under this Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Corporation or a Participant of any laws, rules and regulations or any condition of such approvals.

(5) If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares will terminate and, if applicable, any funds paid to the Corporation in connection with the exercise of any Options will be returned to the applicable Participant as soon as practicable.

8.03  Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

8.04  Tax Withholding.

(1) Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 8.03 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules, including, to the extent provided by the terms of an Award Agreement and subject to the discretion of the Board, (in addition to the Corporation's right to withhold from any compensation paid to the Participant by the Corporation) or by a combination of such means: (i) the Participant tendering a cash payment to the Corporation; (ii) the Participant authorizing the Corporation to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of the Shares under the Award, provided, however, that no Shares are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (iii) the Participant delivering to the Corporation previously owned and unencumbered Shares of the Corporation.

(2) The sale of Shares by the Corporation, or by a broker engaged by the Corporation (the “Broker”), under Section 8.04(1)(a) or under any other provision of the Plan will be made on the Stock Exchange. The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares on his behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the withholding obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Corporation or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Corporation nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(3) The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale.

(4) Notwithstanding the first paragraph of this Section 8.04, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

8.05  Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.06  Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.07  Compliance with Laws of Other Jurisdictions

Awards may be granted to Participants who are citizens or residents of a jurisdiction other than Canada on such terms and conditions different from those under the Plan as may be determined by the Board to be necessary or advisable to achieve the purposes of the Plan while also complying with applicable local laws, customs and tax practices, including any such terms and conditions as may be set forth in an addendum to the Plan intended to govern the terms of any such Award.

8.08  Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

8.09  Effective Date of the Plan.

The Plan was approved by the Board and shall take effect on June 8, 2023.

ADDENDUM FOR U.S. PARTICIPANTS

VOX ROYALTY CORP.
OMNIBUS LONG TERM INCENTIVE PLAN

The provisions of this Addendum apply to Awards held by a U.S. Participant. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan. The Section references set forth below match the Section references in the Plan. This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below.

1.  Definitions.

“cause” has the meaning attributed under Section 6.02(1)(a) of the Plan, provided however that the Participant has provided the Corporation (or applicable Subsidiary) with written notice of the acts or omissions constituting grounds for “cause” within 90 days of such act or omission and the Corporation (or applicable Subsidiary) shall have failed to rectify, as determined by the Board acting reasonably, any such acts or omissions within 30 days of the Corporation’s (or applicable Subsidiary’s) receipt of such notice.

“Fair Market Value” of a Share on any given date means the Market Value of the Share, determined by the Board based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A.

“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

“Specified Employee” has the meaning set forth in Treasury Regulation Section 1.409A-1(i).

2.  Options.

(a)	Exercise Price.

For Options, the Exercise Price per share for the Shares covered by an Option shall be determined by the Board at the time of grant but shall not be less than 100 percent of the Fair Market Value of such Shares on the Grant Date.

(b)	Expiry Date of Options.

Notwithstanding anything to the contrary in Section 3.04 of the Plan or otherwise, in no event, including as a result of any Black-Out Period or any termination of employment, shall the expiration of any Option issued to a U.S. Participant be extended beyond the original Expiry Date.

3.  Non-Employee Directors.

A Non-Employee Director who is also a U.S. Participant and wishes to have all or any part of his or her annual retainer fees paid in the form of RSUs shall irrevocably elect such payment form by December 31 of the year prior to the calendar year during which the annual retainer fees are to be earned. Any election made under this Section 3 shall be irrevocable during the calendar year to which it applies, and shall apply to annual retainers earned in future calendar years unless and until the U.S. Participant makes a later election in accordance with the terms of this Section 3 of the Addendum. With respect to the calendar year in which a U.S. Participant becomes a Non-Employee Director, so long as such individual has never previously been eligible to participate in any deferred compensation plan sponsored by the Corporation, such individual may make the election described in this Section 3 of the Addendum within the first 30 days of becoming eligible to participate in the Plan, but solely with respect to the portion of the annual retainer not earned before the date such election is made. Notwithstanding anything to the contrary in Article 5 of the Plan and except as otherwise set forth herein, any RSUs issued to a U.S. Participant that is a Non-Employee Director in lieu of retainer fees shall be settled on earlier of (i) the U.S. Participant’s Separation from Service, or (ii) a Change of Control provided that such change of control event constitutes a change of control within the meaning of Section 409A.

4.  Settlement of Share Unit Awards.

(a)	Notwithstanding anything to the contrary in Article 5 of the Plan and except as otherwise set forth herein, all of the vested Share Units and DSUs subject to any DSU, RSU or PSU shall be settled on earlier of (i) the date set forth in the U.S. Participant’s Share Unit Settlement Notice which shall be no later than the last day of the Restriction Period, (ii) the U.S. Participant’s Separation from Service, or (iii) a Change of Control provided that such change of control event constitutes a change of control within the meaning of Section 409A.

(b)	Notwithstanding Section 5.06(1)(b) of the Plan, any U.S. Participant must deliver to the Corporation a Share Unit Settlement Notice specifying the Share Unit Settlement Date and form of settlement for his or her RSUs or PSUs on or prior to December 31 of the calendar year prior to the calendar year of the grant; provided that, the Share Unit Settlement Date may be specified at any time prior to the Grant Date, if the award requires the U.S. Participant’s continued service for not less than 12 months after the Grant Date in order to vest in such Award. Any such election of Share Unit Settlement Date shall be irrevocable as of the last date in which it is permitted to be made in accordance with the forgoing sentence. Notwithstanding the foregoing, if any U.S. Participant fails to timely submit a Share Unit Settlement Notice in accordance with the foregoing, then such U.S. Participant’s Share Unit Settlement Date shall be deemed to be the last day of the Restriction Period,, in addition, such settlement shall be in the form of Shares, Cash Equivalent, or a combination of both as determined by the Corporation in its sole discretion.

(c)	For the avoidance of doubt, Section 5.06(4) of the Plan shall not apply to any Award issued to a U.S. Participant.

5.  Termination of Employment.

(a)	Notwithstanding Section 6.02(1)(b) of the Plan, any unvested Share Units held by a Participant that retires shall be deemed vested as of the Termination Date and shall be settled at such time as set forth in Section 4 to this Addendum.

(b)	For the avoidance of doubt, in the event that a U.S. Participant dies, his or her vested Options shall expire on the earlier of the original expiry date or one hundred and eighty days after the death of such Participant.

6.  Specified Employee.

Each Award to a U.S. Participant is intended to be exempt from or comply with Code Section 409A. To the extent any Award is subject to Section 409A, then:

(a)	all payments to be made upon a U.S. Participant’s Termination Date shall only be made upon such individual’s Separation from Service.

(b)	if on the date of the U.S. Participant’s Separation from Service the Corporation’s shares (or shares of any other Corporation that is required to be aggregated with the Corporation in accordance with the requirements of Code Section 409A) is publicly traded on an established securities market or otherwise and the U.S. Participant is a Specified Employee, then the benefits payable to the Participant under the Plan that are payable due to the U.S. Participant’s Separation from Service shall be postponed until the earlier of the originally scheduled date and six months following the U.S. Participant’s Separation from Service. The postponed amount shall be paid to the U.S. Participant in a lump sum within 30 days after the earlier of the originally scheduled date and the date that is six months following the U.S. Participant’s Separation from Service. If the U.S. Participant dies during such six month period and prior to the payment of the postponed amounts hereunder, the amounts delayed on account of Code Section 409A shall be paid to the U.S. Participant’s estate within 60 days following the U.S. Participant’s death.

7.  Adjustments.

Notwithstanding anything to the contrary in Article 7 of the Plan, any adjustment to an Option held by any U.S. Participant shall be made in compliance with the Code which for the avoidance of doubt may include an adjustment to the number of Shares subject thereto, in addition to an adjustment to the Exercise Price thereof.

8.  General.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in accordingly. Notwithstanding any other provision of the Plan, payments provided under this Agreement to U.S. Participants may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. If any provision of the Plan or Awards contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or Awards and does not guarantee that Awards will not be subject to taxes, interest and penalties under Code Section 409A. Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan or any other plan maintained by the Corporation (including any taxes and penalties under Section 409A), and neither the Corporation nor any Subsidiary of the Corporation shall have any obligation to indemnify or otherwise hold such U.S. Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

APPENDIX “A”

FORM OF OPTION AGREEMENT

VOX ROYALTY CORP.

OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) is granted by Vox Royalty Corp. (the “Corporation”), in favour of the optionee named below (the “Optionee”) pursuant to and on the terms and subject to the conditions of the Corporation’s Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Option Agreement shall have the meanings set forth in the Plan.

The terms of the option (the “Option”), in addition to those terms set forth in the Plan, are as follows:

1.  Optionee.

The Optionee is [●] and the address of the Optionee is currently [●].

2.  Number of Shares.

The Optionee may purchase up to [●] Shares of the Corporation (the “Option Shares”) pursuant to this Option, as and to the extent that the Option vests and becomes exercisable as set forth in Section 6 of this Option Agreement.

3. Exercise Price.

The exercise price is $ [●] per Option Share (the “Exercise Price”).

4. Date Option Granted.

The Option was granted on [●].

5. Expiry Date.

The Option terminates on [●]. (the “Expiry Date”).

6. Vesting.

The Option to purchase Option Shares shall vest and become exercisable as follows:

[●]

7. Exercise of Options.

In order to exercise the Option, the Optionee shall notify the Corporation in the form annexed hereto as 0, whereupon the Corporation shall use reasonable efforts to cause the Optionee to receive a certificate representing the relevant number of fully paid and non- assessable Shares in the Corporation.

8. Transfer of Option.

The Option is not-transferable or assignable except in accordance with the Plan.

9. Inconsistency.

This Option Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Option Agreement and the Plan, the terms of the Plan shall govern.

10. Severability.

Wherever possible, each provision of this Option Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Option Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Entire Agreement.

This Option Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. Successors and Assigns.

This Option Agreement shall bind and enure to the benefit of the Optionee and the Corporation and their respective successors and permitted assigns.

13. Time of the Essence.

Time shall be of the essence of this Option Agreement and of every part hereof.

14. Governing Law.

This Option Agreement and the Option shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15. Counterparts.

This Option Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereof have executed this Option Agreement as of the                         day of              , 20      .

VOX ROYALTY CORP.

By:
Name:
Title:

Witness	[Insert Participant’s Name]

SCHEDULE “A”

ELECTION TO EXERCISE STOCK OPTIONS

TO: VOX ROYALTY CORP. (the “Corporation”)

The undersigned Optionee hereby elects to exercise Options granted by the Corporation to the undersigned pursuant to an Award Agreement dated                    , 20            under the Corporation’s Omnibus Long-Term Incentive Plan (the “Plan”), for the number Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Number of Shares to be Acquired:

Exercise Price (per Share):	$

Aggregate Purchase Price:	$

Amount enclosed that is payable on account of any source deductions relating to this Option exercise (contact the Corporation for details of such amount):	$

☐	Or check here if alternative arrangements have been made with the Corporation;

and hereby tenders a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate purchase price, and, if applicable, all source deductions, and directs such Shares to be registered in the name of                                                                                                                    .

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this                     day of                    ,            .

Signature of Participant

Name of Participant (Please Print)

SCHEDULE “B”

SURRENDER NOTICE

TO: VOX ROYALTY CORP. (the “Corporation”)

The undersigned Optionee hereby elects to surrender                    Options granted by the Corporation to the undersigned pursuant to an Award Agreement dated                   , 20              under the Corporation’s Omnibus Long-Term Incentive Plan (the “Plan”) in exchange for Shares as calculated in accordance with Section 3.06(2) of the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Amount enclosed that is payable on account of any source deductions relating to this surrender of Options (contact the Corporation for details of such amount):	$

☐	Or check here if alternative arrangements have been made with the Corporation

Please issue a certificate or certificates representing the Shares in the name of                                                       .

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this                   day of                                   ,                .

Signature of Participant

Name of Participant (Please Print)

APPENDIX “B”

FORM OF RSU AGREEMENT
VOX ROYALTY CORP.

RESTRICTED SHARE UNIT AGREEMENT

This restricted share unit agreement (“RSU Agreement”) is granted by Vox Royalty Corp. (the “Corporation”) in favour of the Participant named below (the “Recipient”) of the restricted share units (“RSUs”) pursuant to the Corporation’s Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this RSU Agreement shall have the meanings set forth in the Plan.

The terms of the RSUs, in addition to those terms set forth in the Plan, are as follows:

1. Recipient.

The Recipient is [●] and the address of the Recipient is currently [●].

2. Grant of RSUs.

The Recipient is hereby granted [●] RSUs.

3. Restriction Period.

In accordance with Section 5.03 of the Plan, the restriction period in respect of the RSUs granted hereunder, as determined by the Board, shall commence on [●] and terminate on [●].

4. Performance Criteria.

[●].

5. Performance Period.

[●].

6. Vesting.

The RSUs will vest as follows:

[●].

7. Transfer of RSUs.

The RSUs granted hereunder are not transferable or assignable except in accordance with the Plan.

8. Inconsistency.

This RSU Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this RSU Agreement and the Plan, the terms of the Plan shall govern.

9. Severability.

Wherever possible, each provision of this RSU Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this RSU Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this RSU Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Entire Agreement.

This RSU Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Successors and Assigns.

This RSU Agreement shall bind and enure to the benefit of the Recipient and the Corporation and their respective successors and permitted assigns.

12. Time of the Essence.

Time shall be of the essence of this RSU Agreement and of every part hereof.

13. Governing Law.

This RSU Agreement and the RSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14. Counterparts.

This RSU Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this RSU Agreement, the Participant acknowledges that he or she has been provided with, has read and understands the Plan and this RSU Agreement.

IN WITNESS WHEREOF the parties hereof have executed this RSU Agreement as of the                       day of        , 20   .

VOX ROYALTY CORP.

By:
Name:
Title:

Witness	[Insert Participant’s Name]

APPENDIX “C”

FORM OF PSU AGREEMENT

VOX ROYALTY CORP.

PERFORMANCE SHARE UNIT AGREEMENT

This performance share unit agreement (“PSU Agreement”) is granted by Vox Royalty Corp. (the “Corporation”) in favour of the Participant named below (the “Recipient”) of the performance share units (“PSUs”) pursuant to the Corporation’s Omnibus Long-Term Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this PSU Agreement shall have the meanings set forth in the Plan.

The terms of the PSUs, in addition to those terms set forth in the Plan, are as follows:

1. Recipient.

The Recipient is [●] and the address of the Recipient is currently [●].

2. Grant of PSUs.

The Recipient is hereby granted [●] PSUs.

3. Restriction Period.

In accordance with Section 5.03 of the Plan, the restriction period in respect of the PSUs granted hereunder, as determined by the Board, shall commence on [●] and terminate on [●].

4. Performance Criteria.

[●].

5. Performance Period.

[●].

6. Vesting. The PSUs will vest as follows:

[●].

7. Transfer of PSUs.

The PSUs granted hereunder are not transferable or assignable except in accordance with the Plan.

8. Inconsistency.

This PSU Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this PSU Agreement and the Plan, the terms of the Plan shall govern.

9. Severability.

Wherever possible, each provision of this PSU Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this PSU Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this PSU Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Entire Agreement.

This PSU Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Successors and Assigns.

This PSU Agreement shall bind and enure to the benefit of the Recipient and the Corporation and their respective successors and permitted assigns.

12. Time of the Essence.

Time shall be of the essence of this PSU Agreement and of every part hereof.

13. Governing Law.

This PSU Agreement and the PSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14. Counterparts.

This PSU Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this PSU Agreement, the Participant acknowledges that he or she has been provided with, has read and understands the Plan and this PSU Agreement.

IN WITNESS WHEREOF the parties hereof have executed this PSU Agreement as of the               day of                                          , 20       .

VOX ROYALTY CORP.

By:
Name:
Title:

Witness	[Insert Participant’s Name]

APPENDIX “D”

FORM OF DSU AWARD AGREEMENT VOX ROYALTY CORP.

DSU AWARD AGREEMENT

This DSU Award Agreement (this “Agreement”), dated as of ●, is made by and between Vox Royalty Corp. (the “Corporation”) and ● (the “Grantee”).

WHEREAS, the Corporation has adopted the Omnibus Long-Term Incentive Plan (as may be amended from time to time, the “Plan”);

AND WHEREAS, the Board has determined that the directors of the Corporation shall receive ●% of his or her then current annual Board retainer fee, which retainer fee shall be payable in four equal quarterly instalments (the “Director Remuneration”) in the form of DSUs (as defined in the Plan).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and for their successors and assigns, hereby agree as follows:

1. Grant of DSUs.

(a)	Grant. The portion or percentage of the Director’s Remuneration credited as DSUs shall be determined on the first business day following the last day of each fiscal quarter for which the Grantee’s Director Remuneration is payable (with respect to each such quarter, the “Date of Grant”), and shall equal a number of DSUs, rounded down to the nearest whole number, determined by dividing the dollar amount of such Director’s Remuneration so deferred for such quarter by the Market Value (as defined in the Plan) of one Share as of such Date of Grant. All DSUs to be credited to the Grantee shall be subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. DSUs shall be credited to a separate book-entry account maintained on the books of the Corporation for the Grantee.

(b)	Incorporation by Reference, Etc. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules, and regulations promulgated by the compensation committee of the Board (the “Compensation Committee”) from time to time pursuant to the Plan. In the event of any inconsistency or conflict between the provisions of the Plan and any this Agreement, the provisions of the Plan shall prevail. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Compensation Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his or her legal representatives in respect of any questions arising under the Plan or this Agreement.

2. Vesting; Forfeiture.

The DSUs shall be fully vested on the applicable Date of Grant and shall not be subject to forfeiture.

3. Settlement.

The Corporation shall settle the DSUs granted hereunder as soon as possible after receiving or being deemed to receive a DSU Redemption Notice, at which time the Corporation shall, subject to any required tax withholding and the execution of any required documentation, settle the relevant DSUs pursuant to Section 4.03 of the Plan. Such settlement will occur not later than the 90th day following the Termination Date.

4. Tax Withholding.

The Corporation shall be entitled to require, as a condition to the payment in settlement of the DSUs granted hereunder, that the Grantee remit an amount in cash or other property having a value sufficient to satisfy all federal, state, provincial, and local or other applicable withholding taxes relating thereto. In addition, the Corporation shall have the right and is hereby authorized to withhold from any cash otherwise deliverable upon settlement of the DSUs, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Corporation, other property) of any applicable withholding taxes in respect of the settlement of the DSUs and to take such other action as may be necessary in the discretion of the Corporation to satisfy all obligations for the payment of such taxes.

5. Compliance with Legal Requirements.

The granting and settlement of the DSUs, and any other obligations of the Corporation under this Agreement, shall be subject to all applicable federal, state, provincial and local laws, rules, and regulations and to such approvals by any regulatory or governmental agency (including stock exchanges) as may be required. The Committee shall have the right to impose such restrictions on the DSUs as it deems reasonably necessary or advisable under applicable securities laws and the rules and regulations of the TSX.

6. Miscellaneous.

(a)	Transferability. The DSUs are not transferable or assignable except in accordance with the Plan.

(b)	Inconsistency. This Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

(c)	Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)	Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)	Successors and Assigns. This Agreement shall bind and enure to the benefit of the Grantee and the Corporation and their respective successors and permitted assigns.

(f)	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

(g)	Governing Law. This Agreement and the DSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7. Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Agreement, the Participant acknowledges that he or she has been provided with, has read and understands the Plan and this Agreement.

IN WITNESS WHEREOF the parties hereof have executed this Agreement as of the                           day of                 , 20        .

VOX ROYALTY CORP.

By:
Name:
Title:

Witness	[Insert Participant’s Name]

APPENDIX “E”

FORM OF U.S. PARTICIPANT/NON-EMPLOYEE DIRECTOR ELECTION FORM

VOX ROYALTY CORP.

I                                [name] wish to defer 100% of my annual retainer, including any annual retainers or fees for service on committees of the Board, for the calendar year [        ] and any future calendar years unless and until I make a new election in accordance with the Plan and the Addendum. I, do hereby elect to have a Share Unit Settlement Date of [        ] anniversary of the grant date of such RSUs, or if earlier upon my Separation from Service in respect of all of such RSUs, and otherwise in accordance with the Plan and the special provisions of the Addendum to the Plan applicable to U.S. Participants.

I understand that this election shall be irrevocable as of the last date in which I am permitted to make such election in accordance with Section 4 of the Addendum to the Plan and I shall only be permitted to revoke or modify this election up to such date. I understand that this election shall apply to any other grants of RSUs that I may be granted in the future (if any) in respect of any retainer fees payable in future calendar years (and will become irrevocable as of December 31 of the prior calendar year) until I make a later election, which election shall be made no later than the date set forth in Section 3 of the Addendum to the Plan.

All capitalized terms not defined in this Election Form have the meaning set out in the Plan.

I understand and agree that the granting and settlement of RSUs are subject to the terms and conditions of the Plan which are incorporated into and form a part of this Election Form.

Non-Employee Director Name	Date

Witness	Date